Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 333-227097 on Form N-1A of our report dated August 29, 2019, relating to the financial statements and financial highlights of Pacific Global US Equity Income ETF, the portfolio constituting the Pacific Global ETF Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of Pacific Global ETF Trust for the year ended June 30, 2019, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
October 28, 2019